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                                                                     Exhibit 3.9

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

               EVERGREEN AIRCRAFT SALES AND LEASING COMPANY, INC.

     KN0W ALL MEN BY THESE PRESENTS, that we, the signers of this Amendment of Articles of Incorporation of Evergreen Aircraft Sales and Leasing Company, Inc., are the original incorporators of said corporation. That the original Articles of Incorporation were filed with the Secretary of State of the state of Nevada on October 11, 1984 and were further filed with the Washoe County Clerk on October 15, 1984. That at the date of the filing of this Certificate no part of the capital of said corporation has been paid.

That the Articles of Incorporation of Evergreen Aircraft Sales and Leasing Company, Inc., a Nevada Corporation are hereby amended to change the name of said corporation to Evergreen Aircraft Sale and Leasing Co., a Nevada Corporation. All other provisions of said original. Articles of Incorporation shall not be affected in any manner by this Amendment.

     IN WITNESS WHEREOF, we accordingly have hereunto set our hands and seals this 13th day of November, 1984.


                                                   /s/ Paul J. Hogan
                                                   -----------------------------
                                                   PAUL J. HOGAN


                                                   /s/ Mary Jean Fondi
                                                   -----------------------------
                                                   MARY JEAN FONDI


                                                   /s/ Patty Weston
                                                   -----------------------------
                                                   PATTY WESTON